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                                                                    EXHIBIT 99.1

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News Release                              Easterly
                                          Investor Relations

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                                    Client:     Crown Castle International Corp.

                                  Contacts:     Charles C. Green, III, CFO
                                                Crown Castle International
                                                713-570-3000
FOR IMMEDIATE RELEASE
                                                Ken Dennard, Easterly I.R.
                                                kdennard@easterly.com
                                                713-529-6600


                           Crown Castle International
                              ADDS 821 TOWERS IN UK

MARCH 15, 1999 - HOUSTON, TEXAS - Crown Castle International Corp. (NASDAQ:TWRS) today announced that its UK operating subsidiary, Castle Transmission International (CTI), has entered into an agreement with One2One for the management, operation and lease-up of 821 communications towers. This transaction is the first of its kind in the UK and makes One2One's portfolio of existing towers available to other telecommunications operators and broadcasters through CTI. CTI will manage the agreement through its existing 26 manned team bases strategically located throughout the UK.

         CTI will manage 821 One2One towers for a period of 10 years, extendable to 25 years at CTI's option. These towers represent one of the most attractive footprints available in the UK, and include over 230 towers located in Greater London and Southeast England. CTI has the option to transfer the ownership of all of the towers from One2One, subject to receipt of landlord consent where appropriate.

         One2One will receive eight years of free rent on these towers, as well as two years of free rent on approximately 160 CTI sites already shared by One 2 One. CTI will also manage and own, when completed, up to 500 build-to-suit towers planned over the next three years. One2One will have 15 years of free rent on these towers. CTI will also provide acquisition, design and construction services for up to 250 of these new towers. One2One has today placed an initial order for 62 new sites. CTI will market and develop the existing and new towers to provide facilities for other telecommunications operators and broadcasters, and will receive all rents from existing and future sharers.

         "This agreement doubles the size of our UK tower portfolio and further secures our position as the largest independent wireless infrastructure provider in the UK, with a national cluster of towers providing broadcast and wireless telephony coverage to substantially the entire population of the UK," stated Ted B Miller, Jr., CEO of Crown Castle International. "We are proud to have been selected as the partner of choice for the first major wireless carrier tower transaction in the UK."
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         Tim Samples, Managing Director of One2One, commented, "This agreement will reduce our property costs and allow us to focus more efficiently on our core operations. One2One believes in protecting the environment in the construction of its mobile phone network. This transaction will further encourage and facilitate sharing sites with other operators."

         This agreement has been approved by the Boards of both companies, but remains conditional on the receipt of approval from One2One's lenders.

[LOGO] CROWN CASTLE INTERNATIONAL CORP.

Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for One2One and the recent Bell Atlantic Mobile and BellSouth transactions, Crown Castle International owns, operates and manages over 5,400 communications sites. For more information on Crown Castle, visit: www.crowncastle.com.

         One2One is a trading name of Mercury Personal Communications, a partnership jointly owned by Cable and Wireless Plc and MediaOne International (NYSE:UMG). One2One's total customer base as at December 31, 1998 was 1,921,000, representing a 15 percent market share, and its service is available to 96 percent of Great Britain's population and in 47 territories on five continents through roaming agreements with 64 operators. Current roaming destinations include all European Union member states, the United States and Canada, Australia, New Zealand, Hong Kong, Singapore, and South Africa. For more information on One2One, visit: www.one2one.co.uk.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.


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